Exhibit 35.2
GMAC LLC
200 Renaissance Center
Detroit, Michigan 48265
March 15, 2007
Bank of America, National Association
Global Structured Finance
NC1-027-21-04
214 North Tryon Street
Charlotte, NC 28255
Attn: W. Andy Glenn
Re:     Annual Statement as to Compliance
Ladies and Gentlemen:
Reference is made to Section 3.11(a) of the Amended and Restated Servicing Agreement dated as of November 14, 2006 between Bank of America, National Association, as Purchaser and Master Servicer, and GMAC LLC, as Servicer and Custodian, which incorporates by reference the Sale Agreement (including the First Step Receivables Assignment) dated as of September 21, 2006 between Capital Auto Receivables LLC (formerly known as Capital Auto Receivables, Inc.) and GMAC LLC and the Purchase and Sale Agreement (including the Second Step Receivables Assignment) dated as of September 21, 2006 between Bank of America, National Association and Capital Auto Receivables LLC (together, the “Basic Documents”).
The undersigned does hereby certify that:
a.	A review of the activities of the Servicer during the period of September 21, 2006 through December 31, 2006, and of its performance under the Basic Documents has been made under my supervision; and
b.	To my knowledge, based on such review, the Servicer has fulfilled in all material respects all of its obligations under the Basic Documents throughout such period.

Very truly yours,
/s/ M.E. Newman
M.E. Newman
Vice President and Chief Financial Officer, GMAC North American Operations

Cc:	M. L. Daugherty L. Dishman